Exhibit 5.1


                        [LETTERHEAD OF COUDERT BROTHERS]


November 9, 2001


ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, California 92626

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") of ICN Pharmaceuticals, Inc. (the "Registrant"), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), covering 6,750,000 shares (the "Shares") of the Common Stock, par value $.01 per share, of the Registrant for issuance pursuant to the exercise of stock options ("Options") granted or to be granted under the ICN Pharmaceuticals, Inc. Amended and Restated 1998 Stock Option Plan (the "Plan").

     As special counsel to the Registrant, we are familiar with the corporate proceedings of the Registrant relating to the authorization of the Plan, and have examined such instruments, documents, records and certificates, and we have made such other inquiries and investigations of fact, as we have deemed necessary for purposes of the opinion herein expressed.

     Based upon the foregoing, and having regard for such other legal and factual considerations we deem relevant, we are of the opinion that the Shares, when issued or sold and delivered upon the exercise of Options in accordance with the provisions of the Plan, including payment in full of the exercise price thereof, have been or will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/ COUDERT BROTHERS